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                                                                [EXECUTION COPY]

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                      INTERNATIONAL DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                                 CITIGROUP INC.

                                       AND

                                  METLIFE, INC.

                               AS OF JULY 1, 2005

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                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS.................................................................................   1
   Section 1.1.    Defined Terms.......................................................................   1
   Section 1.2.    Purposes of Agreement...............................................................   5
   Section 1.3.    Construction........................................................................   6
   Section 1.4.    Headings............................................................................   6

ARTICLE II. REPRESENTATIONS AND WARRANTIES.............................................................   6
   Section 2.1.    Representations and Warranties of Parent............................................   6
   Section 2.2.    Representations and Warranties of Purchaser.........................................   7

ARTICLE III. INTERNATIONAL DISTRIBUTION................................................................   7
   Section 3.1.    Selling Agreements..................................................................   7
   Section 3.2.    Exclusive Distribution Arrangements.................................................   8
   Section 3.3.    Non-Exclusive Distribution Arrangements.............................................   8
   Section 3.4.    Private Label Products..............................................................   9
   Section 3.5.    New Products; New Countries; Substitute Products....................................  10
   Section 3.6.    Acquisitions........................................................................  11
   Section 3.7.    Reinsurance of Products Distributed on Behalf of Third Party Insurers...............  11
   Section 3.8.    No Obligation.......................................................................  13
   Section 3.9.    Credicard...........................................................................  13
   Section 3.10.   Corretora...........................................................................  14

ARTICLE IV. ACCESS AND BRANDING........................................................................  14
   Section 4.1.    Access..............................................................................  14
   Section 4.2.    Branding; Use of Names; Confidential Information; Approval of Certain Materials.....  15

ARTICLE V. TERM OF THE AGREEMENT; CERTAIN CONDITIONS...................................................  16
   Section 5.1.    Term................................................................................  16
   Section 5.2.    Survival............................................................................  17
   Section 5.3.    Certain Conditions..................................................................  17

ARTICLE VI. INDEMNIFICATION............................................................................  19
   Section 6.1.    Indemnification of Parent...........................................................  19
   Section 6.2.    Indemnification of Purchaser........................................................  19
   Section 6.3.    Indemnity Provisions in International Selling Agreements............................  19
   Section 6.4.    Indemnification Procedures..........................................................  19
   Section 6.5.    General.............................................................................  20

ARTICLE VII. MISCELLANEOUS.............................................................................  21
   Section 7.1.    Equitable Remedies..................................................................  21
   Section 7.2.    Severability........................................................................  21
   Section 7.3.    Further Assurance and Assistance....................................................  21
   Section 7.4.    Notices.............................................................................  21
   Section 7.5.    Successors and Assigns..............................................................  22
   Section 7.6.    Governing Law.......................................................................  22
   Section 7.7.    Jurisdiction; Venue; Consent to Service of Process..................................  23
   Section 7.8.    Entire Agreement....................................................................  23
   Section 7.9.    Amendment and Waiver................................................................  23
   Section 7.10.   Access to Records...................................................................  23
   Section 7.11.   Counterparts........................................................................  24
   Section 7.12.   WAIVER OF JURY TRIAL................................................................  24
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                      INTERNATIONAL DISTRIBUTION AGREEMENT

      THIS INTERNATIONAL DISTRIBUTION AGREEMENT (this "Agreement"), dated as of July 1, 2005, is made by and between Citigroup Inc., a Delaware corporation ("Parent"), and MetLife, Inc., a Delaware corporation ("Purchaser").

      WHEREAS, Purchaser and certain of its Affiliates provide insurance and annuity products throughout the United States and in numerous countries around the world;

      WHEREAS, Parent, through its Affiliates, has an extensive proprietary distribution network that distributes, on behalf of insurance companies, insurance and annuity products throughout the United States and in numerous countries around the world;

      WHEREAS, Parent and Purchaser have entered into an Acquisition Agreement, dated as of January 31, 2005 (the "Acquisition Agreement"), pursuant to which Purchaser will acquire on the terms and subject to the conditions set forth therein, all of the outstanding shares of capital stock of certain subsidiaries of, and the equity interests owned by Parent in certain joint ventures of, Parent or its Affiliates, including the Travelers Insurers;

      WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, the parties hereto desire to enter into a distribution relationship inside the United States pursuant to a Domestic Distribution Agreement to be entered into on the date of this Agreement and the distribution relationship outside the United States contemplated by this Agreement;

      WHEREAS, this Agreement has been restated from the form hereof attached to the Acquisition Agreement; and

      WHEREAS, the execution and delivery of this Agreement is a condition to closing of the transactions contemplated by the Acquisition Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      Section 1.1 Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

      "Acquisition Agreement" has the meaning set forth in the recitals hereto.

      "Adequate Financial Strength" means with respect to the applicable Purchaser Insurer's distribution of a Product through an International Parent Distributor, the financial strength of such Purchaser Insurer as it relates to such Product reasonably determined in good faith by the applicable International Parent Distributor on the basis of criteria which such International Parent Distributor reasonably believes are utilized in the industry or by similarly situated distributors in

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evaluating other insurers (considered as a group) or any Purchaser Insurer, provided that to the extent other insurers provide products which are substantially similar to the Product sold by such Purchaser Insurer through the applicable International Parent Distributor such reasonable determination shall also be made on the basis of criteria which such International Parent Distributor has knowledge of and reasonably believes are utilized in evaluating such insurers as to such Product. Such criteria will take into account factors such as the availability of financial strength ratings in the country in which the products of such Purchaser Insurer are sold. For the avoidance of doubt, each International Parent Distributor acknowledges that immediately prior to the date hereof the Purchaser Insurer providing a Product to it had Adequate Financial Strength with respect to such Product on such date.

      "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

      "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

      "Asia-Pac RCA" shall have the meaning set forth in Section 3.7(e).

      "Comparable Distributor" shall mean a distributor using a substantially similar approach to the marketing, servicing, sales support and overall distribution of products.

      "Competitive" means (i) the terms, total compensation, customer appeal, consumer pricing and value, wholesaler coverage, training and support, features and service standards and metrics of the applicable product, taken as a whole, are at least equivalent to those of other comparable products, considered as a group, then distributed by the applicable Affiliate of Parent and (ii) the Purchaser Insurer shall have Adequate Financial Strength.

      "Confidential Information" shall have the meaning set forth in Section 4.2(b).

      "Covered Business" means all policies, certificates or coverages existing under, or in respect of, all Reinsured Products as of the date hereof, together with all new policies, certificates or coverages sold or effected under such Reinsured Products and any new product distributed by a Reinsured Product Distributor in any country that is substantially similar to a Reinsured Product distributed by such Reinsured Product Distributor in such country.

      "CSL Agreement" has the meaning ascribed to such term in Section 3.7(d).

      "Covered Country" means each of the following countries: Argentina, Australia, Belgium, Brazil, Guam, Hong Kong, Hungary, Ireland, Japan, Poland and the United Kingdom.

      "Exclusive Products" means the Products designated on Schedule 3.2(a) as being subject to an exclusive relationship.

      "Existing Product" has the meaning set forth in Section 3.5(c).

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      "First Term" means the five-year period commencing on the date of this
Agreement and ending on the fifth anniversary of the date of this Agreement.

      "Indemnified Party" has the meaning set forth in Section 6.4.

      "Indemnifying Party" has the meaning set forth in Section 6.4.

      "International Exclusive Parent Distributor" means each International Parent Distributor to which a Travelers Insurer is the exclusive provider of any Product on the date of this Agreement and such Person's successors and assigns.

      "International Parent Distributor" means (i) any Person Affiliated with Parent that, as of the date of this Agreement, distributes any Product that a Travelers Insurer offers in any Covered Country and such Person's successors and assigns and (ii) any Person Affiliated with Parent that distributes any product offered by a Purchaser Insurer in any country other than a Covered Country pursuant to an arrangement contemplated by Sections 3.4(b), 3.5(b) and 3.6(b) (but in each case only from and after such time that such Person begins distributing such product for a Purchaser Insurer) and such Person's successors and assigns.

      "International Selling Agreements" has the meaning set forth in Section
3.1.

      "Law" shall have the meaning set forth in the Acquisition Agreement.

      "Level Playing Field" means, with respect to a product, Parent (i) shall, and shall cause any International Parent Distributor entering into an International Selling Agreement with respect to such product pursuant to Section
3.1 to, afford the same access to its distribution platforms for such product offered by a Travelers Insurer (or a Purchaser Insurer, as applicable) as the access it affords to comparable products offered by a Third Party Insurer and
(ii) shall not, and shall cause its Affiliates (including the International Parent Distributors) not to, provide to its Sales Force any compensation or other economic inducement or benefit for the sale of comparable products sold in a comparable sales support and compensation framework offered by a Third Party Insurer that are more favorable than the compensation or other economic inducements or benefits provided to such Sales Force for the sale of such products offered by a Travelers Insurer (or a Purchaser Insurer, as applicable); provided, that a Level Playing Field may include variations in Sales Force compensation that are (x) based upon neutral criteria that do not differentiate between product providers, such as achieving sales volume or persistency objectives, or (y) for products (including combined product and service arrangements) for which distributor compensation is negotiated by the provider on a sale-by-sale basis, such as group retirement products.

      "Licensing Agreement" shall have the meaning set forth in the Acquisition Agreement.

      "Local Incumbent" has the meaning set forth in Section 3.7.

      "Losses" has the meaning set forth in Section 6.1.

      "Marks" shall mean the Parent Distributor Marks, as defined in the Licensing Agreement in respect of this Agreement.

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      "New Products" means (i), with respect to each Covered Country, any life insurance or annuity product that a Purchaser Insurer is authorized to offer but was not included among the types of insurance or annuity products distributed by an International Parent Distributor in such Covered Country on the date of this Agreement and (ii) products offered by a Purchaser Insurer pursuant to arrangements contemplated by Sections 3.5(b) and 3.6(b). For avoidance of doubt, the addition of new features to Products shall not constitute New Products in whole or in part, regardless of whether any insurance regulatory filing is required in connection therewith.

      "Non-Exclusive Products" has the meaning set forth in Section 3.3.

      "Parent" has the meaning set forth in the introductory paragraph hereof.

      "Parent Indemnified Parties" has the meaning set forth in Section 6.1.

      "Parent Standards and Practices" means the client service and relationship standards, business practices, ethical standards, customer privacy and protection policies and general service quality standards, reputational considerations and industry standards, as determined from time to time by Parent or any of its Affiliates, provided that such Parent Standards and Practices, to the extent they relate to a Product or New Product and/or International Parent Distributor, shall be applied, and changes thereto shall be made, without discriminating in any material manner against any Travelers Insurer or Purchaser Insurer, as applicable, relative to all other similarly situated providers of such Products or New Products distributed by such International Parent Distributor.

      "Person" shall have the meaning set forth in the Acquisition Agreement.

      "PLP Distributor" has the meaning set forth in Section 3.4(b).

      "Private Label Product" means a life insurance or annuity product customized for a PLP Distributor in a Covered Country or Supplemental Country that (i) is branded under the name of the PLP Distributor in such Covered Country or Supplemental Country or (ii) is a variable life insurance or variable annuity contract that offers as an option more than two investment choices or mutual funds that are advised or managed by Parent or a Parent Affiliate (or any successor to the Parent or a Parent Affiliate of substantially all of the business or assets of the Parent or such Parent Affiliate which relate primarily to the asset management business), including an PLP Distributor (in all cases in the capacity of either an advisor or sub-advisor). For the avoidance of doubt and without limitation, a Private Label Product (whether existing on the date of this Agreement or thereafter) shall be deemed a Product for all purposes under this Agreement.

      "Products" means the life insurance and annuity products issued by the Travelers Insurers and distributed through the International Parent Distributors on the date of this Agreement, and any Substitute Products distributed in replacement thereof pursuant to Section 3.5(c).

      "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

      "Purchaser Indemnified Parties" has the meaning set forth in Section 6.2.

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      "Purchaser Insurer" means any insurance company Affiliate of Purchaser, including the Travelers Insurers.

      "Reinsured Product Distributor" means each Affiliate of Parent who, on the date of this Agreement, distributes life insurance or annuity products on behalf of a Local Incumbent.

      "Reinsured Products" means all life insurance and annuity products being distributed by an Affiliate of Parent, written by a Local Incumbent and reinsured by a Reinsurer as of the date of this Agreement.

      "Reinsurer" has the meaning set forth in Section 3.7.

      "Sales Force" means those point of sale representatives and their direct supervisors utilized by Parent, International Parent Distributors or one of their respective Affiliates whose job responsibility includes the sale or promotion of Products or New Products offered by a Travelers Insurer (or a Purchaser Insurer, as applicable).

      "Second Term" means the five-year period commencing upon the expiration of the First Term and ending on the tenth anniversary of the date of this Agreement.

      "Substitute Product" has the meaning set forth in Section 3.5(c).

      "Supplemental Country" means each of the following countries: Chile, China, India, Indonesia, South Korea, Taiwan, and Uruguay.

      "Target Affiliated Distributor" means any Person Affiliated with Parent that (i) was an Affiliate of a Target Business (as defined in the Acquisition Agreement) immediately prior to the acquisition of such Target Business by Parent or an Affiliate of Parent and (ii) is engaged in the business of distributing financial services products.

      "Term" has the meaning set forth in Section 5.1.

      "Third Party Claim" has the meaning set forth in Section 6.4.

      "Third Party Insurer" means an insurance company that is not Affiliated with Purchaser.

      "Travelers Insurers" means the International Insurance Companies (as defined in the Acquisition Agreement) and the Joint Ventures (as defined in the Acquisition Agreement) to be acquired by Purchaser pursuant to the Acquisition Agreement and their successors and assigns, and with respect to a Substitute Product that is offered pursuant to Section 3.5(c), a Purchaser Insurer and its successors and assigns.

      Section 1.2 Purposes of Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser and Parent agree that this Agreement is intended to set forth certain principal business terms upon which they will enter into International Selling Agreements during the Term and that nothing herein creates an International Selling Agreement.

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      Section 1.3 Construction. For the purposes of this Agreement: (i) words
(including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement, unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation"; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (v) "commercially reasonable efforts" shall not require a waiver by any party of any material rights or any action or omission that would be a breach of this Agreement.

      Section 1.4 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

      Section 2.1 Representations and Warranties of Parent. Parent hereby represents and warrants to Purchaser as set forth below.

            (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

            (b) Parent has all necessary corporate power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Purchaser, this Agreement will constitute the valid, legal and binding obligation of Parent, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

            (c) Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Parent or any International Parent Distributor, (ii) violate any of the terms, conditions, or provisions of any Law or license to which Parent or any International Parent Distributor is subject or by which it or any International Parent Distributor or any of its or their assets are bound, or (iii) violate, breach, or constitute a default under any contract to which Parent or any International Parent Distributor is a party or by which it or any International Parent Distributor or any of its or their

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assets is bound. The distribution of any Products offered by a Travelers Insurer and distributed by an International Parent Distributor on the date of this Agreement does not violate, breach, or constitute a default under any contract to which Parent or any International Parent Distributor is a party or by which any of them or any of their respective assets is bound.

            (d) None of the arrangements by which any International Parent Distributor distributes any Products on behalf of a Travelers Insurer in force on the date of this Agreement violates any of the Parent Standards and Practices in effect on such date.

      Section 2.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Parent as set forth below.

            (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

            (b) Purchaser has all necessary corporate power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by Parent, this Agreement will constitute the valid, legal and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

            (c) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will
(i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Purchaser or any Purchaser Insurer (other than the Travelers Insurers), (ii) violate any of the terms, conditions, or provisions of any Law or license to which Purchaser is subject or by which it or any of its assets is bound, or (iii) violate, breach, or constitute a default under any contract to which Purchaser is a party or by which it or any of its assets is bound.

                                  ARTICLE III.
                           INTERNATIONAL DISTRIBUTION

      Section 3.1. Selling Agreements. In order to effectuate the distribution arrangements contemplated hereby among the Travelers Insurers (and Purchaser Insurers, as applicable) and the International Parent Distributors for distribution of the Products and New Products offered by the Travelers Insurers (and Purchaser Insurers, as applicable) in the Covered Countries and the Supplemental Countries, Parent shall cause the International Parent Distributors, and Purchaser shall cause the Travelers Insurers (and Purchaser Insurers, as applicable), to negotiate in good faith and enter into written selling agreements that are consistent with industry practice and with the principles set forth in this Agreement and that contain terms and conditions taken as a whole that are no less favorable to the Travelers Insurers (and Purchaser Insurers, as applicable) and the

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International Parent Distributors than the terms and conditions of the selling and selling related arrangements existing on the date of this Agreement between the Travelers Insurers and the International Parent Distributors (the "International Selling Agreements"). For each International Parent Distributor that distributes a Product for a Travelers Insurer on the date of this Agreement, an International Selling Agreement for the distribution of such Product, to take effect on the date of this Agreement, shall be executed and delivered by such International Parent Distributor and the applicable Travelers Insurer on or prior to the date of this Agreement. The International Selling Agreements will contain provisions concerning the periodic readjustment of compensation as agreed by the parties thereto.

      Section 3.2. Exclusive Distribution Arrangements.

            (a) Parent represents and warrants that Schedule 3.2(a) sets forth a complete and accurate list of all life insurance and annuity products issued by a Travelers Insurer and distributed by an International Parent Distributor (whether pursuant to a written agreement or de facto) in a Covered Country on behalf of a Travelers Insurer on the date of this Agreement, the identity of each International Parent Distributor that distributes each such product and whether or not a Travelers Insurer is the exclusive provider (whether pursuant to a written agreement or de facto) of such product to such International Parent Distributor. For purposes of this Agreement (other than Section 3.7), life insurance and/or annuity products shall be deemed to include any product listed on Schedule 3.2(a).

            (b) If any Travelers Insurer is the exclusive provider (whether pursuant to a written agreement or de facto) of an Exclusive Product to any International Exclusive Parent Distributor in a Covered Country on the date of this Agreement, such Travelers Insurer shall have the right to be the exclusive provider of such Exclusive Product to such International Exclusive Parent Distributor in such Covered Country during the First Term. During the Second Term, each Travelers Insurer shall have the right to be a provider, on a non-exclusive, Level Playing Field basis, to each International Exclusive Parent Distributor of each Exclusive Product distributed by such International Exclusive Parent Distributor on the date of this Agreement. During the First Term, Parent shall not make any change in the Parent Standards and Practices (except changes that may be reasonably appropriate to comply with applicable
Law) that would conflict with the rights granted to the Travelers Insurers under the first sentence of this Section 3.2(b).

            (c) Notwithstanding anything herein to the contrary (including, without limitation, Section 3.5(c)), prior to the earlier of (i) the end of the 60-day period beginning on the date of this Agreement and (ii) December 31, 2005, (x) Purchaser shall cause the Exclusive Products to be marketed under the brand name and with such trademarks or trade names (including the identity of the underwriter of such Exclusive Product) as used on the date of this Agreement and (y) no Purchaser Insurer shall be permitted to provide a Substitute Product in place of an Exclusive Product.

      Section 3.3. Non-Exclusive Distribution Arrangements. If any Travelers Insurer is a non-exclusive provider of a Product to any International Parent Distributor in any Covered Country on the date of this Agreement (the "Non-Exclusive Products"), such Travelers Insurer

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shall have the right to be a provider of such Product, on a non-exclusive, Level
Playing Field basis, to such International Parent Distributor in such country during the Term.

      Section 3.4. Private Label Products.

            (a) If any Travelers Insurer is the provider of a Private Label Product to an International Parent Distributor in any Covered Country on the date of this Agreement, such Travelers Insurer shall have the right to be the provider of such Private Label Product in such Covered Country during the Term.

            (b) Subject to the last sentence of this Section 3.4(b), if, prior to the seventh anniversary of the date of this Agreement, any International Parent Distributor or any other Affiliate of Parent that distributes life insurance or annuity products desires to distribute, as a Private Label Product in any Covered Country or Supplemental Country, a life insurance product (other than term life insurance) or annuity product that it does not distribute as a Private Label Product in such country on the date of this Agreement, Parent shall cause such International Parent Distributor or other Affiliate of Parent (a "PLP Distributor") to notify Purchaser no later than the time of notification of any Third Party Insurer. If the PLP Distributor does not select a Purchaser Insurer as the provider of the new Private Label Product and the PLP Distributor desires to continue to seek a Third Party Insurer, as provider, Parent shall cause the PLP Distributor to include the Purchaser Insurers in the process for selection of such provider (whether by formal request for proposals or otherwise) to provide such Private Label Product prior to selecting a Third Party Insurer. Parent shall cause the PLP Distributor to entertain in good faith, and on terms no less favorable than those extended to any other proposed provider, proposals from the Purchaser Insurers to provide such new Private Label Product. Such PLP Distributor (i) shall have exclusive discretion in determining the process for selection of, and the criteria for evaluation of, potential providers of any such Private Label Product and (ii) shall make a good faith determination of the relative suitability of proposals from potential providers for satisfying the requirements of such Private Label Product (it being understood that if such PLP Distributor determines that a proposal from a Purchaser Insurer satisfies such requirements, considered as a whole, at least as well as the most favorable proposal or proposals of the other potential providers, such Purchaser Insurer's proposal shall be selected); provided, however, that such PLP Distributor shall not be required to select any such proposal. In the event a proposal from a Purchaser Insurer is selected by a PLP Distributor, Parent shall cause such PLP Distributor, and Purchaser shall cause such Purchaser Insurer, to negotiate in good faith an appropriate written selling agreement with respect thereto upon terms and conditions to be mutually agreed by the parties thereto. The rights granted to the Purchaser Insurers under this Section 3.4(b) shall not apply with respect to any new Private Label Product if an insurance company not Affiliated with Parent or Purchaser contacts or approaches the International Parent Distributor, without solicitation by such International Parent Distributor relating to such Private Label Product, about developing or the possibility of developing such Private Label Product. Notwithstanding the foregoing, but subject to Section 3.5, nothing in this
Section 3.4 shall be construed to limit such International Parent Distributor's ability to offer Products substantially the same as any Private Label Product on a non-private label basis.

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      Section 3.5. New Products; New Countries; Substitute Products.

            (a) At any time during the Term, (i) Purchaser may propose to an International Parent Distributor that such International Parent Distributor or one or more of its Affiliates distribute a New Product offered by a Purchaser Insurer and (ii) an International Parent Distributor may propose to Purchaser that such International Parent Distributor or one or more of its Affiliates distribute a New Product offered by a Purchaser Insurer.

            (b) Subject to Section 3.6(b), if, prior to the seventh anniversary of the date of this Agreement, (i) any Purchaser Insurer that, as of the date of this Agreement, offers a life insurance or annuity product for distribution in any Supplemental Country desires to offer such product for distribution through an Affiliate of Parent in such country, (ii) such Affiliate of Parent distributes a life insurance or annuity product that is substantially the same as such product through an open architecture distribution platform in such country at the time and has multiple providers of such product and (iii) the product proposed to be offered by the Purchaser Insurer is Competitive, then such Purchaser Insurer shall have the right to provide such product to such Affiliate of Parent in such country on a non-exclusive, Level Playing Field basis for the remainder of such seven-year period. In such event, Parent shall cause such Affiliate of Parent, and Purchaser shall cause such Purchaser Insurer, to negotiate in good faith and enter into a written selling agreement that is consistent with industry practice and with the principles set forth in this Agreement.

            (c) At any time during the Term, Purchaser may propose in writing that any Purchaser Insurer offer, in place of any Product then offered by a Travelers Insurer through an International Parent Distributor (an "Existing Product") in a Covered Country or a Supplemental Country, a substitute product and if (i) such Purchaser Insurer has Adequate Financial Strength and (ii) such substitute product is substantially the same as the Existing Product in the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics (a "Substitute Product"), then Parent shall cause such International Parent Distributor to distribute such Substitute Product in place of the Existing Product in such country. The Purchaser Insurer that offers such Substitute Product shall have the same rights under this Agreement with respect to the Substitute Product as the Travelers Insurer that offered the Existing Product possessed with respect to the Existing Product. By way of illustration and without limiting the generality of the foregoing, if the Travelers Insurer was entitled to provide the Existing Product on a non-exclusive, Level Playing Field basis through the International Parent Distributor, the Purchaser Insurer shall be entitled to provide the Substitute Product on a non-exclusive, Level Playing Field basis through such International Parent Distributor in place of such Existing Product. Parent shall cause the applicable International Parent Distributor and Purchaser shall cause the Purchaser Insurer to enter into an International Selling Agreement with respect to the Substitute Product that is substantially the same as the International Selling Agreement with respect to the Existing Product. The Purchaser Insurer providing the Substitute Product shall bear reasonable costs incurred by the applicable International Parent Distributor in connection with or arising out of the replacement of the Existing Product with the Substitute Product.

      Section 3.6. Acquisitions.

            (a) Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.6(b), neither Parent nor any International Parent Distributor shall be (i) deemed to be in violation of this Agreement or any International Selling Agreement or (ii) obligated hereunder or under any International Selling Agreement to take any action (including to make any adjustment to commissions, economic inducements or other benefits for the Sales Force), if such violation would arise, or such action would be required to be taken, solely as a result of Parent or one of its Affiliates acquiring assets or a business of any Person engaged in the distribution of financial services products following the date of this Agreement; provided, however, that nothing in this Section 3.6(a) shall limit or restrict any obligations that Parent or any International Parent Distributor has to distribute on an exclusive basis a Product or a New Product offered by a Purchaser Insurer if such Purchaser Insurer has the right under this Agreement or any International Selling Agreement to be the exclusive provider of such Product or New Product to such International Parent Distributor.

            (b) If, at any time prior to the seventh anniversary of the date of this Agreement, (i) Parent acquires a Target Business (as defined in the Acquisition Agreement), of which the net revenues and net earnings (in each case, calculated in a manner consistent with Section 6.17(a)(x) of the Acquisition Agreement, and, for the avoidance of doubt, excluding realized gains) derived from a Competitive Business (as defined in the Acquisition Agreement) are more than a de minimis amount, and (ii) Parent or its Affiliates are permitted to acquire such Target Business pursuant to Sections 6.17(a)(x) or 6.17(a)(xi) of the Acquisition Agreement, then Purchaser through the Purchaser Insurers shall have the right during the remainder of such seven-year period to be a provider to each Target Affiliated Distributor, if any, on a non-exclusive Level Playing Field basis, of any life insurance or annuity product that is distributed by such Target Affiliated Distributor on a non-exclusive basis either immediately before or following such acquisition; provided, that such right shall be subject to any applicable contractual or other restrictions by which such Target Affiliated Distributor is bound.

      Section 3.7. Reinsurance of Products Distributed on Behalf of Third Party Insurers.

            (a) During the Term, Parent shall, and shall cause each Reinsured Product Distributor who, on the date of this Agreement, distributes life insurance or annuity products on behalf of a Third Party Insurer ("Local Incumbent") where all or part of such business written by such Local Incumbent is reinsured by a Travelers Insurer (a "Reinsurer") to use its best efforts (x) to require the relevant Local Incumbent (which term shall include, for purposes of this Section 3.7, any successor or replacement Local Incumbent) to continue to reinsure the Covered Business to the Reinsurer on terms no less favorable, taken as a whole, to the Reinsurer than the terms on which such Covered Business is reinsured on the date of this Agreement (net of any payments made or deemed to be made by the Reinsurer to any Affiliate of Parent in respect of coordination or other services rendered in connection herewith) and (y) if any such Local Incumbent refuses to continue to reinsure such Covered Business in accordance with clause (x) (a "Refusing Insurer"), to find a replacement insurance company for such Refusing Insurer (which replacement insurer shall have comparable financial strength to the Refusing Insurer (if relevant to the product offered by the Refusing Insurer) and may be any insurance company Affiliate of Purchaser, if one is available to issue the relevant types of products issued by the

Refusing Insurer in the applicable country so long as such products are substantially the same as the products issued by the Refusing Insurer) that will agree to write such Covered Business and to reinsure it in accordance with clause (x) and, once such a replacement is found, to exercise any rights it has to terminate its distribution arrangement with the Refusing Insurer and to replace the Refusing Insurer with such replacement insurance company; provided that the Purchaser or Reinsurer shall be responsible for reasonable one time expenses incurred by the Reinsured Product Distributor solely as a result of such replacement; provided, further, that the Reinsured Product Distributor will not incur any such expenses without obtaining Purchaser's or Reinsurer's prior consent (which will not be unreasonably withheld or delayed); and provided, further, that the obligations of the applicable Reinsured Product Distributor under clauses (x) and (y) above shall be conditioned during the Second Term on the Reinsurer having Adequate Financial Strength. Parent shall cause each Reinsured Product Distributor not to change the terms of its relationship with any Local Incumbent that would significantly and adversely affect the profitability of the Covered Business reinsured by Reinsurer without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Nothing in this Section 3.7 shall be construed to limit the ability of a Reinsured Product Distributor to terminate a selling agreement with a relevant Insurer in accordance with its terms; provided that such termination shall not relieve Parent of its obligations under this Agreement.

            (b) Notwithstanding anything in Section 3.7(a) to the contrary, in the event that Parent or a Reinsured Product Distributor determines that it is advisable or desirable to modify or restructure the reinsurance arrangements described in Section 3.7(a) in any country with respect to all or any part of the Covered Business, including to eliminate the reinsurance arrangements and effect the distribution of all or a portion of such Covered Business directly from a Purchaser Insurer, then, as long as in the reasonable good faith judgment of Purchaser or the applicable Reinsurer, there shall be no adverse impact on the profitability of the Covered Business as a result of such modification or restructuring or replacement for the remainder of the Term, Purchaser shall cause the Reinsurer to reasonably cooperate with such modification or restructuring to the extent necessary and the Reinsured Product Distributor may take such actions as are necessary or appropriate to effect such modification or restructuring; provided, that the Reinsured Product Distributor shall be responsible for reasonable one time expenses incurred by the Reinsurer solely as a result of Parent's or Reinsured Product Distributor's decision to modify or restructure such arrangements; provided, further, that Reinsurer will not incur any such expenses without obtaining Parent's or Reinsured Product Distributor's prior consent (which will not be unreasonably withheld or delayed).

            (c) At any time during the Term, Purchaser or a Reinsurer may propose to a Reinsured Product Distributor that distributes a product included within the Covered Business in any country, and Parent shall cause such Reinsured Product Distributor to consider in good faith, that, in lieu of the product being issued by the Local Incumbent, such Reinsured Product Distributor distribute products being issued by a Purchaser Insurer licensed to conduct business in such country; provided, that nothing contained in this Section 3.7(c) shall create any obligation on the part of a Reinsured Product Distributor to distribute any product issued by a Purchaser Insurer.

            (d) Notwithstanding anything in Section 3.7(a) to the contrary, the parties hereto acknowledge that to the extent the performance by Citibank Singapore Limited ("CSL") satisfies its obligations under the letter agreement dated July 1, 2005 (the "CSL Letter Agreement"), between CSL and Citicorp Life Insurance Limited, Parent shall be in full satisfaction of the obligations of Parent under Section 3.7(a) with respect to the CS Covered Business (as defined in the CSL Letter Agreement).

            (e) For purposes of Section 3.7(a), the Credit Shield Products (as such term is defined in the CSL Letter Agreement), together with all products distributed by a Reinsured Product Distributor, written by a Third Party Insurer and reinsured through a Travelers Insurer as of the date of this Agreement, and all products set forth on Schedule C of the Asia-Pacific Regional Reinsurance Coordination Agreement, dated as of the date of this Agreement, between Citicorp Life Insurance Limited and Citibank Singapore Limited (the "Asia-Pac RCA"), shall be deemed to be life insurance and annuity products. The parties will cooperate in good faith to develop a schedule of such products within 60 days of the date hereof.

            (f) The parties acknowledge that, subject to Section 5(c) of the Asia-Pac RCA, any termination pursuant to Sections 5(a)(ii), (iii), (iv) or (v) of the Asia-Pac RCA shall terminate the obligations of Parent pursuant to
Section 3.7(a) hereof to the same extent that the obligations of the Coordinator (as defined in the Asia-Pac RCA) thereunder terminate.

      Section 3.8. No Obligation. For the avoidance of doubt, nothing in this Agreement or any International Selling Agreement shall (i) impose upon any Purchaser Insurer any obligation to distribute any Products or New Products offered by a Purchaser Insurer through the International Parent Distributors,
(ii) impose upon Parent or its Affiliates any obligation to provide to its or their employees any Product or New Product issued by Purchaser or any Travelers Insurers, (iii) restrict the ability of Purchaser or Parent or any of their Affiliates from acquiring or disposing of any assets of, or reorganizing or consolidating, any business, subject to the proviso in Section 3.6(a) or (iv) restrict the ability of any Purchaser Insurer to distribute insurance or annuity products through Persons other than Affiliates of Parent. Subject to Section 3.6(b), nothing in this Agreement shall impose upon any Affiliate of Parent that becomes an Affiliate of Parent after the date of this Agreement any obligation to distribute any Product or New Product on behalf of a Purchaser Insurer. For the avoidance of doubt, in the event any International Parent Distributor ceases to be an Affiliate of Parent, Parent's obligations under this Agreement with respect to such International Parent Distributor shall no longer be applicable.

      Section 3.9. Credicard.

            (a) In the event Credicard Banco S.A. ("Credicard") (i) is reorganized or restructured on or before December 31, 2008 in such a manner that a surviving entity becomes an Affiliate of Citigroup and (ii) immediately prior to such reorganization or restructuring, distributes a life insurance or annuity product issued by a Purchaser Insurer in Brazil (a "Credicard Product"), then Citigroup shall cause such surviving entity to negotiate in good faith with such Purchaser Insurer and enter into an amendment to the Annex B (the "Brazil Annex") to the Latin America Selling Agreement, which is an International Selling Agreement hereunder, to include such entity as a Distributor thereunder and to include such Credicard Product as a "Product" under the Latin America Selling Agreement, provided that such amendment or the distribution of any such Credicard Product will not conflict with any agreement or arrangement by which Citigroup, Distributor or Credicard, any surviving entity or any of their respective

Affiliates or any of their respective assets or properties may be bound (including, without limitation, any agreements or arrangements among Credicard and any of its shareholders or their affiliates).

            (b) For purposes of any amendment to the Brazil Annex to the Latin America Selling Agreement in respect of a Credicard Product, the determination of (i) whether to classify such Credicard Product as an Exclusive Product, a Non-Exclusive Product or a Private Label Product, (ii) the scope of access rights as provided in Section 4.1 and (iii) compensation to be paid for sales of such Credicard Product shall, in each case, be determined as of the date of such amendment and not as of the date of this Agreement.

            (c) In furtherance of the foregoing, Citigroup agrees that prior to December 31, 2008, it and its Affiliates shall not take action to (i) finally terminate the distribution agreements in effect on the date of this Agreement between Credicard and a Travelers Insurer or (ii) amend any term of such agreements or enter into any new agreement or arrangement, in either case, in a manner that would significantly and adversely affect distribution arrangements thereunder in respect of the Credicard Products.

      Section 3.10. Corretora. In the event that Citibank Corretora de Seguros S.A., which is the "International Parent Distributor" in Brazil as of the date of this Agreement, ceases for any reason to distribute Products in Brazil during the Term, then, to the extent that Banco Citibank S.A., directly or indirectly through another distributor in Brazil Affiliated with Banco Citibank S.A., is authorized to distribute and distributes any life insurance or annuity products in Brazil, Parent shall cause Banco Citibank S.A. or such other distributor in Brazil Affiliated with Banco Citibank S.A., to enter into an International Selling Agreement to distribute the relevant Products in Brazil for the remainder of the Term in accordance with the terms and subject to the conditions set forth in this Agreement and the applicable International Selling Agreement.

                                  ARTICLE IV.
                               ACCESS AND BRANDING

      Section 4.1. Access.

            (a) To the extent that as of the date of this Agreement, an International Exclusive Parent Distributor permits wholesalers, Product representatives or bank marketing representatives of the Travelers Insurers to have access to such International Exclusive Parent Distributor, including its Sales Force, bank branches, sales offices or sales, education or training meetings that involve the promotion of Products made available by a Travelers Insurer for distribution by such International Exclusive Parent Distributor in a Covered Country, Parent shall, during the First Term, cause such International Exclusive Parent Distributor to continue to permit such access on the same terms and conditions as on the date of this Agreement in a manner consistent with applicable Law and the Parent Standards and Practices. The applicable Purchaser Insurer providing the Exclusive Products shall continue during the First Term to maintain wholesaler coverage, training, and sales support to the International Exclusive Parent Distributor on terms and conditions that are no less favorable than those provided by the applicable Travelers Insurer to such International Exclusive Parent Distributor on the date of this Agreement.

            (b) To the extent that as of the date of this Agreement, an International Parent Distributor (other than an International Exclusive Parent Distributor) permits wholesalers, Product representatives or bank marketing representatives of the Travelers Insurers to have access to such International Parent Distributor in a Covered Country, including its Sales Force, bank branches, sales offices or sales, education or training meetings that involve the promotion of Products made available by a Travelers Insurer for distribution by such International Parent Distributor, in a manner consistent with applicable Law and with the Parent Standards and Practices, Parent shall, until the third anniversary of the date of this Agreement, cause such International Parent Distributor to provide such access on terms and conditions that are no less favorable than those generally applicable to any Third Party Insurer.

      Section 4.2. Branding; Use of Names; Confidential Information; Approval of Certain Materials.

            (a) Unless otherwise provided in an International Selling Agreement and, in all cases in accordance with the terms and subject to the conditions of the Licensing Agreement, during the Term, Purchaser shall cause all Purchaser Insurers providing, and Parent shall cause all International Parent Distributors distributing, Products (including Private Label Products in respect of which any Purchaser Insurer is the provider on the date of this Agreement) to cause such Products distributed through an International Parent Distributor to be offered and branded utilizing the Marks that relate to each such Product as of the date of this Agreement; provided that Purchaser and the Purchaser Insurers shall have been granted adequate rights to use the Marks under the Licensing Agreement; and provided, further, that the parties hereto agree that any trademark or trade name on such product shall be appropriately altered to reflect any change to the trademark or trade name of the applicable International Parent Distributor and, subject to Section 3.2(c), in the case of a Substitute Product, to reflect any change that is required by Law as a result of the change in the issuer of such Substitute Product. To the extent that a Private Label Product is distributed by a PLP Distributor on behalf of a Purchaser Insurer after the date of this Agreement in accordance with Section 3.4, then Parent shall cause such PLP Distributor and Purchaser shall cause all Purchaser Insurers providing such Private Label Product to cause such Private Label Product to be offered and branded using such trademarks or trade names as may be applicable to such Private Label Product by such PLP Distributor, provided that Purchaser and the applicable Purchaser Insurers shall own or shall have been granted adequate rights to use such trademarks or trade names.

            (b) During the Term of this Agreement, the Travelers Insurers and, as applicable, the Purchaser Insurers will have access to confidential information and other proprietary information ("Confidential Information") of Parent and its Affiliates. Confidential Information includes, but is not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, purchasers of and other customers of Products and New Products as well as other identity and private information in respect of Parent's or its Affiliates' customers, employees, representatives and agents. Confidential Information shall not include any customer information (i) that was previously known by a Purchaser Insurer from a source other than any International Parent Distributor without obligations of confidence; or (ii) that was or is rightfully received by a Purchaser Insurer from a third party without obligations of confidence to any International Parent Distributor or from publicly available sources without obligations of confidence to any International Parent Distributor; or (iii) that was or is developed by means independent of information obtained from any International Parent Distributor. As a condition to such access, neither Purchaser nor any Purchaser Insurer shall use, copy or disclose such Confidential Information in any manner (including, without limitation, to sell or cross-sell their products). Confidential Information may be used to service Products and New Products, including, as appropriate, to accept additional contributions and premium for and to modify, add, or exchange coverage to any Product or New Product purchased by a policy owner who purchased from an International Parent Distributor. Purchaser and its Affiliates shall take all appropriate action to ensure the protection, confidentiality and security of such Confidential Information. The Purchaser and its Affiliates acknowledge and agree that this Confidential Information is the property of the International Parent Distributors. The parties also understand that the Purchaser Insurers may respond to inquiries from holders of Products or New Products concerning other Purchaser Insurer products and services provided there was no solicitation of such inquiry using Confidential Information. The parties also agree that this Section 4.2(b) shall not apply to individuals with whom Purchaser or the Purchaser Insurers have a pre-existing relationship other than through an International Parent Distributor.

            (c) (i) Any marketing, training or other materials to be made available by any Purchaser Insurer to any International Parent Distributor's Sales Force or customers in connection with Products and New Products (other than ordinary course communications to policyholders and contract holders) shall be made available only with the prior consent (which shall not be unreasonably withheld or delayed) of the applicable International Parent Distributor; provided that all such materials that are used by the Travelers Insurers in connection with the distribution of Products through the International Parent Distributors on the date of this Agreement shall not require any such consent. In the event that the applicable Purchaser Insurer or the applicable International Parent Distributor determines to discontinue the use of any such materials, the parties shall cooperate with the applicable Purchaser Insurer to ensure that such use is discontinued by such International Parent Distributor's Sales Force.

                (ii) Any marketing, training or other materials prepared by an International Parent Distributor and to be made available by such International Parent Distributor to its Sales Force or customers that describes any Purchaser Insurer or any of its Affiliates or any insurance or annuity product offered by any of them may be made available only with the prior consent (which shall not be unreasonably withheld or delayed) of the applicable Purchaser Insurer; provided that all such materials that are used by the International Parent Distributors in connection with the distribution of Products on the date of this Agreement shall not require any such consent. In the event that the applicable Purchaser Insurer or the applicable International Parent Distributor determines to discontinue the use of any such materials, the parties shall cooperate with the applicable International Parent Distributor to ensure that such use is discontinued by its Sales Force.

                                   ARTICLE V.
                   TERM OF THE AGREEMENT; CERTAIN CONDITIONS

      Section 5.1. Term. The term of this Agreement (the "Term") will commence on the date of this Agreement and shall continue until the tenth anniversary of the date of this

Agreement; provided, however, the expiration of this Agreement shall not reduce or curtail the term of any International Selling Agreement that extends beyond the end of the Term.

      Section 5.2. Survival. Upon expiration of this Agreement, the provisions of Article I, Section 4.2(b), this Section 5.2, Article VI and Article VII shall survive without modification.

      Section 5.3. Certain Conditions.

            (a) Subject to Section 5.3(b), but notwithstanding anything else to the contrary in this Agreement or in any International Selling Agreement, no International Parent Distributor shall be required to enter into (and may refuse to enter into) an International Selling Agreement in respect of, or have any obligation to offer (and may immediately cease to offer), any Product or New Product offered by a Purchaser Insurer, if:

                  (i) Parent reasonably determines that such Product or New Product offered by a Purchaser Insurer is not Competitive;

                  (ii) any change is made or any feature is added to such Product or New Product (or a fund or investment option therein) without Parent's or the applicable International Parent Distributor's prior written approval, which approval shall not be unreasonably withheld or delayed;

                  (iii) such Product or New Product or the offering thereof (including on an exclusive basis) conflicts with:

                        (x) applicable Law, including any regulatory compliance
            procedures or restrictions in connection therewith;

                        (y) any material provision of any existing agreement by
            which Parent or its Affiliates or any of their respective assets or properties are bound; provided that this clause (y) shall not apply to any Product offered by a Travelers Insurer and distributed by an International Parent Distributor pursuant to an arrangement in effect on the date of this Agreement or any Substitute Products distributed in replacement thereof pursuant to Section 3.5(c), unless the violation is caused by or relates to (1) any difference between the Substitute Product and the Existing Product it replaced, or (2) solely the fact of the replacement of the Existing Product with the Substitute Product; or

                        (z) the Parent Standards and Practices, provided that in
            the case of the application of this clause (z) during the First Term to any Exclusive Product following a change in the Parent Standards and Practices, any such change in the Parent Standards and Practices shall be in accordance with the third sentence of Section 3.2(b);

                  (iv) such Product is an Exclusive Product and (x) any Purchaser Insurer provides to any Comparable Distributor a product that is substantially similar to such Exclusive Product and (y) the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such product, taken as a whole, are more favorable than the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such Exclusive Product, taken as a whole; provided, however, that this Section 5.3(a)(iv) shall not apply to any distribution arrangements of any Purchaser Insurer in effect on the date of this Agreement; or

                  (v) with respect to any Exclusive Product, a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the International Exclusive Parent Distributor requests or mandates that the International Exclusive Parent Distributor cease offering or no longer offer the Exclusive Product on an exclusive basis; provided, however, in the case of such a request (but not a mandate), the International Exclusive Parent Distributor shall provide prompt notice of any such request to the Purchaser Insurer providing the Exclusive Product, and shall consult and cooperate with such Purchaser Insurer in its efforts to obtain from such regulatory agency an agreement that permits the International Exclusive Parent Distributor to continue to distribute such Exclusive Product on an exclusive basis. If such an agreement is reached, the International Exclusive Parent Distributor shall continue to distribute the Exclusive Product on an exclusive basis in accordance with the terms of Section 3.2. If such an agreement cannot be reached, the International Exclusive Parent Distributor shall distribute the Exclusive Product on a non-exclusive, Level Playing Field basis, for the remainder of the Term in accordance with the terms of this Agreement.

            (b) Prior to any International Parent Distributor's exercising its right under Section 5.3(a) not to enter into an International Selling Agreement with respect to any Product or New Product or to cease offering any Product or New Product, such International Parent Distributor shall provide written notice to Purchaser, containing a reasonably detailed statement of the grounds for such exercise, and shall afford Purchaser a period of 30 days in which to cure the deficiency unless the deficiency is not capable of being cured. Such International Parent Distributor shall consult and cooperate with Purchaser as reasonably requested during such period in identifying possible cures. If Purchaser is able to propose a cure that is reasonably satisfactory to such International Parent Distributor before the expiration of such period, such International Parent Distributor shall not be entitled to exercise its right to refuse to enter into an International Selling Agreement or to cease offering the applicable Product or New Product, provided that if any cure involves a change in such Product's or New Product's terms or features that requires filing with or approval (or non-disapproval) by any regulatory authority, such International Parent Distributor shall, prior to exercising such right, afford Purchaser such further period of time as may be reasonably necessary to accomplish such filing or obtain such approval or non-disapproval. Notwithstanding anything to the contrary in this Section 5.3(b), no International Parent Distributor shall be required to continue to distribute any Product or New Product pending any cure period, if the offering of such Product or New Product would reasonably be expected to (i) violate applicable Law, including any regulatory compliance procedures or restriction in connection therewith, (ii) conflict with the Parent Standards and Practices insofar as they relate to reputational considerations or industry standards in the applicable country or (iii) in the case of an Exclusive Product under Section 5.3(a)(v) above, conflict with a mandate from a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the International Exclusive Parent Distributor that such International Exclusive Parent Distributor cease offering or no longer offer the Exclusive Product on an exclusive basis; provided, in the case of this clause
(iii), such International Exclusive Parent Distributor shall distribute the Exclusive Product on a non-exclusive, Level Playing Field basis, for the remainder of the Term in accordance with the terms of this Agreement.

                                  ARTICLE VI.
                                INDEMNIFICATION

      Section 6.1. Indemnification of Parent. Purchaser will defend and hold harmless Parent and its Affiliates and their respective officers, directors, employees and agents (the "Parent Indemnified Parties") from and against any losses, liabilities, damages (including consequential damages), actions, claims, demands, regulatory investigations, settlements, judgments and other expenses including, but not limited to, reasonable attorneys fees and expenses ("Losses") which are asserted against, incurred or suffered by any Parent Indemnified Party and which arise from or are related to Purchaser's breach of any representation or warranty (except to the extent indemnification therefor is available under the Acquisition Agreement) or any covenant, condition or duty contained in this Agreement.

      Section 6.2. Indemnification of Purchaser. Parent will defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees and agents (the "Purchaser Indemnified Parties") from and against any Losses which are asserted against, incurred or suffered by any Purchaser Indemnified Party and which arise from or are related to Parent's breach of any representation or warranty (except to the extent indemnification therefor is available under the Acquisition Agreement) or any covenant, condition or duty contained in this Agreement.

      Section 6.3. Indemnity Provisions in International Selling Agreements. Each International Selling Agreement shall provide indemnification for Losses asserted against each of the parties thereto in respect of a failure of the other party to comply with applicable Law and a breach by such other party of any representation, warranty, covenant, condition or duty contained in such International Selling Agreement.

      Section 6.4. Indemnification Procedures. Upon receipt by a Parent Indemnified Party or a Purchaser Indemnified Party (each, an "Indemnified Party"), as the case may be, of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Article VI which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly, in the case of a Purchaser Indemnified Party, notify Parent and in the case of a Parent Indemnified Party, notify Purchaser (Purchaser or Parent, as the case may be, the "Indemnifying Party"), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third Party Claim in reasonable detail as is practicable including

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

the sections of this Agreement, which form the basis for such claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (ii) attach copies of all material written evidence thereof and (iii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party. The Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or the Parent Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this
Article VI and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

      Section 6.5. General.

            (a) The provisions of this Article VI will survive the expiration of this Agreement.

            (b) The rights and remedies provided herein shall be cumulative and in addition to all other rights and remedies available to the parties at law or equity, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights or remedies by such party. Notwithstanding the preceding sentence, nothing in this Agreement shall restrict or prevent any party from seeking indemnification under any applicable provision of the Acquisition Agreement, or any of the other Related Agreements (as defined in the Acquisition Agreement), provided that no party shall obtain duplicative recoveries.

                                  ARTICLE VII.
                                  MISCELLANEOUS

      Section 7.1. Equitable Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief.

      Section 7.2. Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

      Section 7.3. Further Assurance and Assistance. Parent and Purchaser agree that each will, and will cause their respective Affiliates to, execute and deliver any and all documents, and take such further acts, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement.

      Section 7.4. Notices. All notices, demands and other communications required or permitted to be given to any party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days (as defined in the Acquisition Agreement) after deposit in the mail and sent certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the party at its address or facsimile number set forth below (or at such other address or facsimile number as the party shall furnish the other parties in accordance with this Section 7.4):

            (a) If to Parent:

                Citigroup Inc.
                399 Park Avenue
                New York, New York 10043
                Attn: Andrew M. Felner
                      Deputy General Counsel
                Facsimile: (212) 559-7057
                e-mail: felnera@citigroup.com

                With a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                4 Times Square
                New York, New York 10036-6522
                Attn: Eric J. Friedman, Esq.
                Facsimile: (212) 735-2000

            (b) If to Purchaser:

                MetLife, Inc.
                2701 Queens Plaza North
                Long Island City, New York 11101
                Attn: James L. Lipscomb
                      Executive Vice President and General Counsel
                Facsimile: (212) 252-7288

                With a copy to:

                LeBoeuf, Lamb, Greene & MacRae L.L.P.
                125 West 55th Street
                New York, New York 10019
                Attn: Alexander M. Dye, Esq.
                Facsimile: 212-424-8500

      Section 7.5. Successors and Assigns. Subject to the terms of this Section 7.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Parent Indemnified Parties and the Purchaser Indemnified Parties shall be intended third-party beneficiaries of Article VI. No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void.

      Section 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

      Section 7.7. Jurisdiction; Venue; Consent to Service of Process.

            (a) Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

            (b) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 7.4 of this Agreement. Nothing in this Section 7.7 shall affect the right of any party hereto to serve process in any other manner permitted by Law.

      Section 7.8. Entire Agreement. This Agreement, together with all schedules hereto, embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. The parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

      Section 7.9. Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. In the event that the terms of an International Selling Agreement shall conflict with the terms of this Agreement, the terms of such International Selling Agreement shall control for purposes of such International Selling Agreement.

      Section 7.10. Access to Records. Parent shall cause the International Parent Distributors to maintain adequate books and records related to the activities of the International Parent Distributors under the International Selling Agreements with respect to the Products and New Products distributed thereunder. Upon written request, but no more frequently than annually, (i) Parent shall certify to Purchaser its material compliance with the terms of Sections 3.2(b), 3.3 and 3.4(a) of this Agreement during the period covered by such certificate and (ii) Purchaser shall certify to Parent that no Purchaser Insurer has, during the period covered by such certification, provided to any Comparable Distributor any product that is substantially similar to an Exclusive Product provided by a Travelers Insurer on an exclusive basis to an International Exclusive Parent Distributor under an International Selling Agreement with terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics, taken as a whole, that are materially more favorable to such Comparable Distributor than the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such Exclusive Product, taken as a whole.

      Section 7.11. Counterparts. This Agreement may be executed by the parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

      Section 7.12. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective authorized representatives.

                                     CITIGROUP INC.

                                     By: /s/ Anthony A. Lazzara
                                         ---------------------------------------
                                     Name:  Anthony A. Lazzara
                                     Title: Managing Director
                                            M&A Execution

                                     METLIFE, INC.

                                     By: /s/ William J. Wheeler
                                         ---------------------------------------
                                     Name:  William J. Wheeler
                                     Title: Executive Vice President and
                                            Chief Financial Officer



            [SIGNATURE PAGE TO INTERNATIONAL DISTRIBUTION AGREEMENT]